Exhibit 99.1

PerkinElmer Announces Financial Results for the Fourth Quarter and Full Year of 2020

  4Q Revenue of $1.355 billion; 68% reported growth; 65% organic growth
  4Q GAAP EPS from continuing operations of $3.38; Adjusted EPS of $3.96
  Initiates First Quarter and Full Year 2021 Guidance

WALTHAM, Mass.--(BUSINESS WIRE)--February 2, 2021--PerkinElmer, Inc. (NYSE: PKI), a global leader committed to innovating for a healthier world, today reported financial results for the fourth quarter and full year ended January 3, 2021.

Fourth Quarter 2020

The Company reported GAAP earnings per share from continuing operations of $3.38, as compared to GAAP earnings per share from continuing operations of $0.58 in the fourth quarter of 2019. GAAP revenue for the quarter was $1.355 billion, as compared to $805 million in the fourth quarter of 2019. GAAP operating income from continuing operations for the quarter was $510 million, as compared to $138 million for the same period a year ago. GAAP operating profit margin was 37.7% as a percentage of revenue, as compared to 17.2% in the fourth quarter of 2019.

Adjusted earnings per share from continuing operations for the quarter was $3.96, as compared to $1.35 in the fourth quarter of 2019. Adjusted revenue for the quarter was $1.355 billion, as compared to $806 million in the fourth quarter of 2019. Adjusted operating income from continuing operations for the quarter was $571 million, as compared to $192 million for the same period a year ago. Adjusted operating profit margin was 42.2% as a percentage of adjusted revenue, as compared to 23.9% in the fourth quarter of 2019.

Full Year 2020

The Company reported GAAP earnings per share from continuing operations of $6.50, as compared to GAAP earnings per share from continuing operations of $2.04 in 2019. GAAP revenue for the year was $3.783 billion, as compared to $2.884 billion in 2019. GAAP operating income from continuing operations for the year was $979 million, as compared to $362 million in 2019. GAAP operating profit margin was 25.9% as a percentage of revenue, as compared to 12.6% in 2019.

Adjusted earnings per share from continuing operations for the year was $8.30, as compared to $4.10 in 2019. Adjusted revenue for the year was $3.784 billion, as compared to $2.884 billion in 2019. Adjusted operating income from continuing operations for the year was $1.203 billion, as compared to $596 million in 2019. Adjusted operating profit margin was 31.8% as a percentage of adjusted revenue, as compared to 20.7% in 2019.

Adjustments for the Company's non-GAAP financial measures have been noted in the attached reconciliations.

“While the fourth quarter and full year financial results are certainly impressive, we have many accomplishments beyond the headline financial numbers to be proud of,” said Prahlad Singh, president and chief executive officer of PerkinElmer. “The team’s response to the pandemic, and their resolute focus throughout 2020 to be a part of the solution, was humbling and inspiring to watch. As we look ahead, I could not be more excited about the future for PerkinElmer.”

Financial Overview by Reporting Segment for the Fourth Quarter and Full Year 2020

Discovery & Analytical Solutions

  Fourth quarter 2020 revenue was $503 million, as compared to $496 million for the fourth quarter of 2019. Reported revenue increased 1% and organic revenue decreased 2% as compared to the fourth quarter of 2019. Full year 2020 revenue was $1.716 billion, as compared to $1.746 billion in 2019. Full year reported revenue decreased 2% and organic revenue decreased 4%.
  Fourth quarter 2020 operating income from continuing operations was $73 million, as compared to $91 million for the comparable prior period. Full year 2020 operating income was $183 million, as compared to $238 million in 2019.
  Fourth quarter 2020 adjusted operating income was $92 million, as compared to $116 million for the fourth quarter of 2019. Full year 2020 adjusted operating income was $267 million, as compared to $338 million in 2019.

Diagnostics

  Fourth quarter 2020 revenue was $852 million, as compared to $309 million for the fourth quarter of 2019. Reported revenue increased 176% and organic revenue increased 172% as compared to the fourth quarter of 2019. Full year 2020 revenue was $2.067 billion, as compared to $1.138 billion in 2019. Full year reported revenue increased 82% and organic revenue increased 81%.
  Fourth quarter 2020 operating income from continuing operations was $460 million, as compared to $61 million for the comparable prior period. Full year 2020 operating income was $874 million, as compared to $189 million in 2019.
  Fourth quarter 2020 adjusted operating income was $502 million, as compared to $91 million for the fourth quarter of 2019. Full year 2020 adjusted operating income was $1.010 billion, as compared to $316 million in 2019.

Initiates Financial Guidance: First Quarter and Full Year 2021 Guidance

For the first quarter of 2021, the Company forecasts GAAP revenue of approximately $1.19 billion. GAAP earnings per share from continuing operations of at least $2.52 and, on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share of at least $3.00.

For the full year of 2021, the Company forecasts GAAP revenue of at least $4.08 billion. GAAP earnings per share from continuing operations of at least $6.73 and, on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share of at least $8.50.

Conference Call Information

The Company will discuss its fourth quarter and full year 2020 results and its outlook for business trends in a conference call on February 2, 2021 at 5:00 p.m. Eastern Time. To access the call, please dial (720) 405-2250 prior to the scheduled conference call time and provide the access code 2779705.

A live audio webcast of the call will be available on the Investors section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two-week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities, acquisitions and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) the effect of the COVID-19 pandemic on our sales and operations; (3) fluctuations in the global economic and political environments; (4) our failure to introduce new products in a timely manner; (5) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (6) our failure to adequately protect our intellectual property; (7) the loss of any of our licenses or licensed rights; (8) our ability to compete effectively; (9) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (10) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (11) disruptions in the supply of raw materials and supplies; (12) the manufacture and sale of products exposing us to product liability claims; (13) our failure to maintain compliance with applicable government regulations; (14) regulatory changes; (15) our failure to comply with healthcare industry regulations; (16) economic, political and other risks associated with foreign operations; (17) our ability to retain key personnel; (18) significant disruption in our information technology systems, or cybercrime; (19) our ability to obtain future financing; (20) restrictions in our credit agreements; (21) discontinuation or replacement of LIBOR; (22) the United Kingdom’s withdrawal from the European Union; (23) our ability to realize the full value of our intangible assets; (24) significant fluctuations in our stock price; (25) reduction or elimination of dividends on our common stock; and (26) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on innovating for a healthier world. The Company reported revenue of approximately $3.8 billion in 2020, has about 14,000 employees serving customers in more than 190 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries
CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019

Revenue	$1,354,606	$805,496	$3,782,745	$2,883,673

Cost of revenue	527,541	407,315	1,672,868	1,487,618
Selling, general and administrative expenses	263,050	210,737	917,894	815,318
Research and development expenses	56,823	47,636	205,389	189,336
Restructuring and other, net	(3,062)	1,560	8,013	29,428

Operating income from continuing operations	510,254	138,248	978,581	361,973

Interest income	(348)	(570)	(1,010)	(1,495)
Interest expense	12,404	14,421	49,712	63,627
Loss on disposition of businesses and assets, net	-	-	-	2,469
Debt extinguishment costs	-	32,070	-	32,541
Other expense (income), net	25,107	27,031	23,515	27,689

Income from continuing operations, before income taxes	473,091	65,296	906,364	237,142

Provision for income taxes	92,657	747	178,266	9,389

Income from continuing operations	380,434	64,549	728,098	227,753

Loss on disposition of discontinued operations, before income taxes	(76)	-	(76)	-
Provision for income taxes on discontinued operations and dispositions	(3)	48	135	195

Loss from discontinued operations and dispositions	(73)	(48)	(211)	(195)

Net income	$380,361	$64,501	$727,887	$227,558

Diluted earnings per share:
Income from continuing operations	$3.38	$0.58	$6.50	$2.04

Loss from discontinued operations and dispositions	(0.00)	(0.00)	(0.00)	(0.00)

Net income	$3.38	$0.58	$6.49	$2.04

Weighted average diluted shares of common stock outstanding	112,537	111,625	112,085	111,501

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information (1):
(per share, continuing operations)

GAAP EPS from continuing operations	$3.38	$0.58	$6.50	$2.04
Amortization of intangible assets	0.44	0.39	1.72	1.47
Debt extinguishment costs	-	0.29	-	0.29
Purchase accounting adjustments	0.01	0.07	(0.04)	0.24
Acquisition and divestiture-related costs	0.02	0.01	0.08	0.06
Change in fair value of financial securities	-	(0.03)	(0.00)	(0.03)
Acceleration of executive compensation	-	-	-	0.07
Significant litigation matters and settlements	0.03	0.01	0.06	0.02
Significant environmental matters	-	-	0.05	-
Disposition of businesses and assets, net	-	-	-	0.02
Mark to market on postretirement benefits	0.23	0.28	0.23	0.28
Restructuring and other, net	(0.03)	0.01	0.07	0.26
Asset impairment	0.07	-	0.07	-
Tax on above items	(0.19)	(0.25)	(0.57)	(0.65)
Impact of tax act	-	-	-	0.02
Significant tax items	-	-	0.14	-
Adjusted EPS	$3.96	$1.35	$8.30	$4.10

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

		Three Months Ended		Twelve Months Ended
(In thousands, except percentages)		January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019

DAS	Reported revenue	$502,783	$496,457	$1,715,803	$1,746,161
	Purchase accounting adjustments	297	-	297	-
	Adjusted Revenue	503,080	496,457	1,716,100	1,746,161

	Reported operating income from continued operations	72,839	91,368	183,471	238,331
	OP%	14.5%	18.4%	10.7%	13.6%
	Amortization of intangible assets	17,479	15,793	76,302	52,898
	Purchase accounting adjustments	581	8,377	(10,753)	20,857
	Acquisition and divestiture-related costs	1,017	375	8,062	1,778
	Significant litigation matters and settlements	3,492	569	5,891	2,189
	Restructuring and other, net	(2,970)	(469)	3,763	21,958
	Adjusted operating income	92,438	116,013	266,736	338,011
	Adjusted OP%	18.4%	23.4%	15.5%	19.4%

Diagnostics	Reported revenue	851,823	309,039	2,066,942	1,137,512
	Purchase accounting adjustments	198	194	786	770
	Adjusted Revenue	852,021	309,233	2,067,728	1,138,282

	Reported operating income from continued operations	460,496	61,146	874,206	189,330
	OP%	54.1%	19.8%	42.3%	16.6%
	Amortization of intangible assets	32,207	27,335	116,250	111,429
	Purchase accounting adjustments	930	(369)	5,802	5,412
	Acquisition and divestiture-related costs	348	332	671	2,210
	Significant litigation matters and settlements	-	106	1,245	106
	Asset impairment	7,937	-	7,937	-
	Restructuring and other, net	(92)	2,029	4,250	7,470
	Adjusted operating income	501,826	90,579	1,010,361	315,957
	Adjusted OP%	58.9%	29.3%	48.9%	27.8%

Corporate	Reported operating loss	(23,081)	(14,266)	(79,096)	(65,688)
	Significant environmental matters	-	-	5,242	-
	Acceleration of executive compensation	-	-	-	7,721
	Adjusted operating loss	(23,081)	(14,266)	(73,854)	(57,967)

Continuing Operations	Reported revenue	$1,354,606	$805,496	$3,782,745	$2,883,673
	Purchase accounting adjustments	495	194	1,083	770
	Adjusted Revenue	1,355,101	805,690	3,783,828	2,884,443

	Reported operating income from continued operations	510,254	138,248	978,581	361,973
	OP%	37.7%	17.2%	25.9%	12.6%
	Amortization of intangible assets	49,686	43,128	192,552	164,327
	Purchase accounting adjustments	1,511	8,008	(4,951)	26,269
	Acquisition and divestiture-related costs	1,365	707	8,733	3,988
	Acceleration of executive compensation	-	-	-	7,721
	Significant litigation matters and settlements	3,492	675	7,136	2,295
	Significant environmental matters	-	-	5,242	-
	Asset impairment	7,937	-	7,937	-
	Restructuring and other, net	(3,062)	1,560	8,013	29,428
	Adjusted operating income	$571,183	$192,326	$1,203,243	$596,001
	Adjusted OP%	42.2%	23.9%	31.8%	20.7%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	January 3, 2021	December 29, 2019

Current assets:
Cash and cash equivalents	$402,036	$191,877
Accounts receivable, net	1,205,080	725,184
Inventories, net	514,567	356,937
Other current assets	167,208	100,381
Total current assets	2,288,891	1,374,379

Property, plant and equipment:
At cost	818,197	701,580
Accumulated depreciation	(449,893)	(383,357)
Property, plant and equipment, net	368,304	318,223

Operating lease right-of-use assets	207,236	167,276
Intangible assets, net	1,365,693	1,283,286
Goodwill	3,447,114	3,111,227
Other assets, net	333,048	284,173
Total assets	$8,010,286	$6,538,564

Current liabilities:
Current portion of long-term debt	$380,948	$9,974
Accounts payable	327,325	235,855
Short-term accrued restructuring and other	4,716	11,559
Accrued expenses and other current liabilities	986,998	503,332
Current liabilities of discontinued operations	2,173	2,112
Total current liabilities	1,702,160	762,832

Long-term debt	1,609,701	2,064,041
Long-term liabilities	774,531	751,468
Operating lease liabilities	188,402	146,399
Total liabilities	4,274,794	3,724,740

Total stockholders' equity	3,735,492	2,813,824
Total liabilities and stockholders' equity	$8,010,286	$6,538,564

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Twelve Months Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
	(In thousands)		(In thousands)

Operating activities:
Net income	$380,361	$64,501	$727,887	$227,558
Loss from discontinued operations and dispositions, net of income taxes	73	48	211	195
Income from continuing operations	380,434	64,549	728,098	227,753
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	9,355	6,409	29,126	31,514
Restructuring and other, net	(3,062)	1,560	8,013	29,428
Depreciation and amortization	63,986	56,908	246,507	214,025
Pension and other postretirement expenses	18,012	26,107	18,012	26,107
Change in fair value of contingent consideration	(20)	(518)	(8,827)	3,881
Amortization of deferred debt financing costs and accretion of discounts	833	1,068	3,391	3,846
Loss on disposition of businesses and assets, net	-	-	886	2,469
Change in fair value of financial securities	(35)	(3,249)	(35)	(3,249)
Debt extinguishment costs	-	32,070	-	32,541
Amortization of acquired inventory revaluation	1,036	8,332	2,793	21,590
Asset impairment	7,937	-	7,937	-
Deferred taxes	(32,437)	(61,353)	(32,437)	(61,353)
Contingencies and non-cash tax matters	4,516	(424)	4,516	(424)
Changes in assets and liabilities which provided (used) cash, excluding effects from companies acquired:
Accounts receivable, net	(356,171)	(78,498)	(423,866)	(100,630)
Inventories	(1,579)	38,761	(122,513)	(9,607)
Accounts payable	46,363	41,394	62,753	7,351
Accrued expenses and other	342,931	82,094	367,823	(61,773)
Net cash provided by operating activities of continuing operations	482,099	215,210	892,177	363,469
Net cash used in operating activities of discontinued operations	-	-	-	-
Net cash provided by operating activities	482,099	215,210	892,177	363,469

Investing activities:
Capital expenditures	(20,115)	(23,249)	(77,506)	(76,331)
Purchases of investments	(10,500)	(1,000)	(20,059)	(6,387)
Purchases of licenses	-	-	-	(5,000)
Proceeds from surrender of life insurance policies	151	-	282	-
Proceeds from disposition of businesses and assets	1,857	-	4,280	550
Payment of acquisitions, net of cash, cash equivalents and restricted cash acquired	(407,794)	(147,785)	(411,495)	(400,405)
Net cash used in investing activities of continuing operations	(436,401)	(172,034)	(504,498)	(487,573)
Net cash provided by investing activities of discontinued operations	-	-	-	-
Net cash used in investing activities	(436,401)	(172,034)	(504,498)	(487,573)

Financing Activities:
Payments on borrowings	(382,464)	(273,000)	(897,674)	(1,692,489)
Proceeds from borrowings	457,698	565,000	714,698	1,599,416
Payments of senior debt	-	(530,276)	-	(530,276)
Proceeds from sale of senior debt	-	-	-	847,195
Payments of debt financing costs	-	(1,854)	-	(9,879)
Settlement of cash flow hedges	(2,465)	307	(4,554)	(1,280)
Net payments on other credit facilities	3,630	(3,911)	(4,494)	(14,975)
Payments for acquisition-related contingent consideration	(5,163)	(1,742)	(10,363)	(29,942)
Proceeds from issuance of common stock under stock plans	10,143	2,169	37,671	19,732
Purchases of common stock	(116)	(112)	(6,944)	(6,313)
Dividends paid	(7,831)	(7,777)	(31,212)	(31,059)
Net cash provided by (used in) financing activities of continuing operations	73,432	(251,196)	(202,872)	150,130
Net cash used in financing activities of discontinued operations	-	-	-	-
Net cash provided by (used in) financing activities	73,432	(251,196)	(202,872)	150,130

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	25,081	3,937	25,913	(447)

Net increase (decrease) in cash, cash equivalents, and restricted cash	144,211	(204,083)	210,720	25,579
Cash, cash equivalents, and restricted cash at beginning of period	258,403	395,977	191,894	166,315
Cash, cash equivalents, and restricted cash at end of period	$402,614	$191,894	$402,614	$191,894

Supplemental disclosure of cash flow information:
Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total shown in the consolidated statements of cash flows:
Cash and cash equivalents	$402,036	$191,877	$402,036	$191,877
Restricted cash included in other current assets	578	17	578	17
Total cash, cash equivalents and restricted cash	$402,614	$191,894	$402,614	$191,894

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Three Months Ended
	January 3, 2021		December 29, 2019

Adjusted revenue:
Revenue	$1,354.6		$805.5
Purchase accounting adjustments	0.5		0.2
Adjusted revenue	$1,355.1		$805.7

Adjusted gross margin:
Gross margin	$827.1	61.1%	$398.2	49.4%
Amortization of intangible assets	16.5	1.2%	15.8	2.0%
Purchase accounting adjustments	1.5	0.1%	8.5	1.1%
Asset impairment	7.9	0.6%	-	0.0%
Adjusted gross margin	$853.0	62.9%	$422.5	52.4%

Adjusted SG&A:
SG&A	$263.1	19.4%	$210.7	26.2%
Amortization of intangible assets	(33.2)	-2.4%	(27.4)	-3.4%
Purchase accounting adjustments	0.0	0.0%	0.5	0.1%
Acquisition and divestiture-related costs	(1.4)	-0.1%	(0.7)	-0.1%
Significant litigation matters and settlements	(3.5)	-0.3%	(0.7)	-0.1%
Adjusted SG&A	$225.0	16.6%	$182.5	22.7%

Adjusted R&D:
R&D	$56.8	4.2%	$47.6	5.9%
Adjusted R&D	$56.8	4.2%	$47.6	5.9%

Adjusted operating income:
Operating income	$510.3	37.7%	$138.2	17.2%
Amortization of intangible assets	49.7	3.7%	43.1	5.4%
Purchase accounting adjustments	1.5	0.1%	8.0	1.0%
Acquisition and divestiture-related costs	1.4	0.1%	0.7	0.1%
Significant litigation matters and settlements	3.5	0.3%	0.7	0.1%
Asset impairment	7.9	0.6%	-	0.0%
Restructuring and other, net	(3.1)	-0.2%	1.6	0.2%
Adjusted operating income	$571.2	42.2%	$192.3	23.9%

	PKI
	Three Months Ended
	January 3, 2021		December 29, 2019

Adjusted EPS:
GAAP EPS	$3.38		$0.58
Discontinued operations, net of income taxes	(0.00)		(0.00)
GAAP EPS from continuing operations	3.38		0.58
Amortization of intangible assets	0.44		0.39
Debt extinguishment costs	-		0.29
Purchase accounting adjustments	0.01		0.07
Acquisition and divestiture-related costs	0.02		0.01
Change in fair value of financial securities	-		(0.03)
Significant litigation matters and settlements	0.03		0.01
Mark to market on postretirement benefits	0.23		0.28
Asset impairment	0.07		-
Restructuring and other, net	(0.03)		0.01
Tax on above items	(0.19)		(0.25)
Adjusted EPS	$3.96		$1.35

	DAS
	Three Months Ended
	January 3, 2021		December 29, 2019

Adjusted revenue:
Revenue	$502.8		$496.5
Purchase accounting adjustments	0.3		-
Adjusted revenue	$503.1		$496.5

Adjusted operating income:
Operating income	$72.8	14.5%	$91.4	18.4%
Amortization of intangible assets	17.5	3.5%	15.8	3.2%
Purchase accounting adjustments	0.6	0.1%	8.4	1.7%
Acquisition and divestiture-related costs	1.0	0.2%	0.4	0.1%
Significant litigation matters and settlements	3.5	0.7%	0.6	0.1%
Restructuring and other, net	(3.0)	-0.6%	(0.5)	-0.1%
Adjusted operating income	$92.4	18.4%	$116.0	23.4%

	Diagnostics
	Three Months Ended
	January 3, 2021		December 29, 2019

Adjusted revenue:
Revenue	$851.8		$309.0
Purchase accounting adjustments	0.2		0.2
Adjusted revenue	$852.0		$309.2

Adjusted operating income:
Operating income	$460.5	54.1%	$61.1	19.8%
Amortization of intangible assets	32.2	3.8%	27.3	8.8%
Purchase accounting adjustments	0.9	0.1%	(0.4)	-0.1%
Acquisition and divestiture-related costs	0.3	0.0%	0.3	0.1%
Significant litigation matters and settlements	-	0.0%	0.1	0.0%
Asset impairment	7.9	0.9%	-	0.0%
Restructuring and other, net	(0.1)	0.0%	2.0	0.7%
Adjusted operating income	$501.8	58.9%	$90.6	29.3%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Twelve Months Ended
	January 3, 2021		December 29, 2019

Adjusted revenue:
Revenue	$3,782.7		$2,883.7
Purchase accounting adjustments	1.1		0.8
Adjusted revenue	$3,783.8		$2,884.4

Adjusted gross margin:
Gross margin	$2,109.9	55.8%	$1,396.1	48.4%
Amortization of intangible assets	65.3	1.7%	61.4	2.1%
Purchase accounting adjustments	3.9	0.1%	22.4	0.8%
Asset impairment	7.9	0.2%	-	0.0%
Adjusted gross margin	$2,186.9	57.8%	$1,479.8	51.3%

Adjusted SG&A:
SG&A	$917.9	24.3%	$815.3	28.3%
Amortization of intangible assets	(127.3)	-3.4%	(103.0)	-3.6%
Purchase accounting adjustments	8.8	0.2%	(3.9)	-0.1%
Acquisition and divestiture-related costs	(8.7)	-0.2%	(4.0)	-0.1%
Acceleration of executive compensation	-	0.0%	(7.7)	-0.3%
Significant litigation matters and settlements	(7.1)	-0.2%	(2.3)	-0.1%
Significant environmental matters	(5.2)	-0.1%	-	0.0%
Adjusted SG&A	$778.3	20.6%	$694.5	24.1%

Adjusted R&D:
R&D	$205.4	5.4%	$189.3	6.6%
Adjusted R&D	$205.4	5.4%	$189.3	6.6%

Adjusted operating income:
Operating income	$978.6	25.9%	$362.0	12.6%
Amortization of intangible assets	192.6	5.1%	164.3	5.7%
Purchase accounting adjustments	(5.0)	-0.1%	26.3	0.9%
Acquisition and divestiture-related costs	8.7	0.2%	4.0	0.1%
Acceleration of executive compensation	-	0.0%	7.7	0.3%
Significant litigation matters and settlements	7.1	0.2%	2.3	0.1%
Significant environmental matters	5.2	0.1%	-	0.0%
Asset impairment	7.9	0.2%	-	0.0%
Restructuring and other, net	8.0	0.2%	29.4	1.0%
Adjusted operating income	$1,203.2	31.8%	$596.0	20.7%

	PKI
	Twelve Months Ended
	January 3, 2021		December 29, 2019

Adjusted EPS:
GAAP EPS	$6.49		$2.04
Discontinued operations	(0.00)		(0.00)
GAAP EPS from continuing operations	6.50		2.04
Amortization of intangible assets	1.72		1.47
Debt extinguishment costs	-		0.29
Purchase accounting adjustments	(0.04)		0.24
Significant litigation matters and settlements	0.06		0.02
Significant environmental matters	0.05		-
Acquisition and divestiture-related costs	0.08		0.06
Change in fair value of financial securities	(0.00)		(0.03)
Acceleration of executive compensation	-		0.07
Loss on disposition of businesses and assets, net	-		0.02
Mark to market on postretirement benefits	0.23		0.28
Asset impairment	0.07		-
Restructuring and other, net	0.07		0.26
Tax on above items	(0.57)		(0.65)
Impact of tax act	-		0.02
Significant tax items	0.14		-
Adjusted EPS	$8.30		$4.10

	PKI
	Three Months Ended		Twelve Months Ended
	April 4, 2021		January 2, 2022
Adjusted EPS:	Projected		Projected
GAAP EPS from continuing operations	at least $2.52		at least $6.73
Amortization of intangible assets	0.48		2.02
Purchase accounting adjustments	0.03		0.06
Acquisition and divestiture-related costs	0.05		0.05
Restructuring and other, net	0.06		0.21
Tax on above items	(0.14)		(0.57)
Adjusted EPS	at least $3.00		at least $8.50

	DAS
	Twelve Months Ended
	January 3, 2021		December 29, 2019

Adjusted revenue:
Revenue	$1,715.8		$1,746.2
Purchase accounting adjustments	0.3		-
Adjusted revenue	$1,716.1		$1,746.2

Adjusted operating income:
Operating income	$183.5	10.7%	$238.3	13.6%
Amortization of intangible assets	76.3	4.4%	52.9	3.0%
Purchase accounting adjustments	(10.8)	-0.6%	20.9	1.2%
Acquisition and divestiture-related costs	8.1	0.5%	1.8	0.1%
Significant litigation matters and settlements	5.9	0.3%	2.2	0.1%
Restructuring and other, net	3.8	0.2%	22.0	1.3%
Adjusted operating income	$266.7	15.5%	$338.0	19.4%

	Diagnostics
	Twelve Months Ended
	January 3, 2021		December 29, 2019

Adjusted revenue:
Revenue	$2,066.9		$1,137.5
Purchase accounting adjustments	0.8		0.8
Adjusted revenue	$2,067.7		$1,138.3

Adjusted operating income:
Operating income	$874.2	42.3%	$189.3	16.6%
Amortization of intangible assets	116.3	5.6%	111.4	9.8%
Purchase accounting adjustments	5.8	0.3%	5.4	0.5%
Acquisition and divestiture-related costs	0.7	0.0%	2.2	0.2%
Significant litigation matters and settlements	1.2	0.1%	0.1	0.0%
Asset impairment	7.9	0.4%	-	0.0%
Restructuring and other, net	4.3	0.2%	7.5	0.7%
Adjusted operating income	$1,010.4	48.9%	$316.0	27.8%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

PKI
Three Months Ended
January 3, 2021
Organic revenue growth:
Reported revenue growth	68%
Less: effect of foreign exchange rates	3%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Organic revenue growth	65%

DAS
Three Months Ended
January 3, 2021
Organic revenue growth:
Reported revenue growth	1%
Less: effect of foreign exchange rates	3%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Organic revenue growth	-2%

Diagnostics
Three Months Ended
January 3, 2021
Organic revenue growth:
Reported revenue growth	176%
Less: effect of foreign exchange rates	3%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Organic revenue growth	172%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

DAS
Twelve Months Ended
January 3, 2021
Organic revenue growth:
Reported revenue growth	-2%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	2%
Organic revenue growth	-4%

Diagnostics
Twelve Months Ended
January 3, 2021
Organic revenue growth:
Reported revenue growth	82%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Organic revenue growth	81%

(1) amounts may not sum due to rounding

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash, non-recurring or other items, which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management's ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

We use the term “adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year.

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency changes and including acquisitions growth from the comparable prior period, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We also exclude the impact of sales from divested businesses by deducting the effects of divested business revenue from the current and prior periods. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year.

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets and inventory fair value adjustments related to business acquisitions, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue.

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, and significant environmental charges. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue.

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets and purchase accounting adjustments. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue.

We use the term “adjusted net interest and other expense” to refer to GAAP net interest and other expense, excluding adjustments for mark-to-market accounting on post-retirement benefits, changes in the value of financial securities and debt extinguishment costs.

We use the term “adjusted operating income,” to refer to GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, and restructuring and other charges. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

  Amortization of intangible assets— purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
  Debt extinguishment costs—we incur costs and income related to the extinguishment of debt; including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make whole payments. We exclude the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair value of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue that otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does notaccurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.
  Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do notaccurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.
  Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, incentive awards, interest expense, foreign exchange gains and losses, significant acquisition integration expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Asset impairments—we incur expense related to asset impairments. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Acceleration of executive compensation—the announced retirement of a senior executive resulted in an acceleration of compensation expense. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Restructuring and other charges—restructuring and other charges consist of employee severance, other exit costs as well as the cost of terminating certain lease agreements or contracts as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.
  Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, and therefore only our projected costs are used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.
  Significant litigation matters and settlements—we incur expenses related to significant litigation matters, including the costs to settle or resolve various claims and legal proceedings. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Disposition of businesses and assets, net—we exclude the impact of gains or losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.
  Impact of foreign currency changes on the current period—we exclude the impact of foreign currency from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.
  Impact of significant tax events – we exclude the impact of significant tax audits, assessments and events, such as the Tax Cuts and Jobs Act of 2017. Management does not believe the impact of significant tax audits, assessments and events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.
  Changes in value of financial securities—we exclude the impact of changes in the value of financial securities. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the fair value of financial securities, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, restructuring and other charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Contacts

Investor Relations:
PerkinElmer, Inc.
Bryan Kipp (781) 663-5583
bryan.kipp@perkinelmer.com

Media Contact:
PerkinElmer, Inc.
Fara Goldberg (781) 663-5699
fara.goldberg@perkinelmer.com